EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

January 31, 2005

THE WALT DISNEY COMPANY REPORTS RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2004

•	EPS for the first quarter was $0.35 compared to $0.33 in the prior-year quarter

•	Higher EPS reflected operating income growth at Media Networks and Parks and Resorts offset by a decrease at Studio Entertainment

     BURBANK, Calif. – The Walt Disney Company today reported earnings for its first quarter of fiscal 2005.

     Diluted earnings per share for the quarter were $0.35, compared to the prior-year quarter earnings per share of $0.33.

     Earnings per share for the quarter includes a $24 million benefit from the resolution of certain income tax matters and restructuring and impairment charges totaling $17 million ($11 million after tax) related to the sale of the Disney Store North America. Together, these items resulted in a net benefit to EPS of approximately $0.01. Additionally, as a result of a reporting calendar change effective for fiscal 2005, the current quarter included an incremental day, which resulted in an estimated $0.01 EPS benefit.

     “It is very gratifying to see the Company’s strong performance continue into the new fiscal year. We remain confident in achieving double-digit earnings growth in 2005, thanks in part to the resurgence in ratings at ABC, the outstanding performance of ESPN and the recovery at our theme parks, which exemplify the strong and broad-based fundamentals of our company,” said Michael Eisner, CEO of the Walt Disney Company. “We still have much to look forward to during the year, such as the celebration of Disneyland’s 50th anniversary, the opening of Hong Kong Disneyland and the DVD release of Disney/Pixar’s The Incredibles. Disney’s ongoing success provides testament to the strength of our company and the strength of our management team.”

     Revenues, segment operating income, net income and diluted earnings per share amounts for the quarter were as follows (in millions, except per share amounts):

	Quarter Ended
	December 31,
	2004	2003	% Change
Revenues	$8,666	$8,549	1%
Segment operating income	1,289	1,271	1%
Net income	723	688	5%
Diluted earnings per share	$0.35	$0.33	6%

Operating Results

Media Networks

     Media Networks revenues for the quarter increased 11% to $3.5 billion and segment operating income increased 36% to $467 million.

     Segment operating income attributable to cable increased by $131 million, primarily due to higher affiliate revenues at ESPN which were driven by contractual rate adjustments. Additionally, advertising revenue increased at ESPN due primarily to higher rates and at ABC Family due to improved ratings. These increases were partially offset by higher programming and other administrative costs at ESPN.

     Segment operating income attributable to broadcasting decreased by $8 million, primarily due to a decrease at the ABC Television Network, partially offset by an increase at the Company’s owned television stations.

     At the ABC Television Network, increased advertising revenues due to more NFL and college football broadcasts in the current quarter were more than offset by the associated programming costs, while the owned television stations benefited from increased political advertising revenues.

     See Table A for further detail of Media Networks results.

Parks and Resorts

     Parks and Resorts revenues for the quarter increased 30% to $2.1 billion, and segment operating income increased 11% to $258 million. The consolidation of Euro Disney and Hong Kong Disneyland contributed $369 million of the increase in revenue and reduced operating income by $6 million. See tables C, D, E and F for the impact of consolidating Euro Disney and Hong Kong Disneyland. Excluding the consolidation impact, revenue grew $118 million, or 7%, and segment operating income increased $32 million, or 14%. The growth was due to increased theme park attendance and hotel occupancy at the Walt Disney World Resort, as well as higher per capita guest spending at the Disneyland Resort, primarily due to ticket price increases, fewer promotional discounts and the introduction of new ticket media.

     Higher visitation at Walt Disney World from both international and domestic tourists and local Florida residents reflected a strong holiday period and continued improvements in travel and tourism.

     Costs and expenses increased $461 million for the quarter, of which $375 million was due to the consolidation of Euro Disney and, to a lesser extent, Hong Kong Disneyland. The remaining increase of $86 million was primarily driven by higher labor and other volume-related expenses as well as increased fixed charges related to new guest offerings.

Studio Entertainment

     Studio Entertainment revenue for the quarter decreased 20% to $2.4 billion, and segment operating income decreased 27% to $333 million.

     Lower segment operating income was primarily driven by a decline in worldwide home entertainment, partially offset by improvements in domestic theatrical motion picture distribution and television distribution as well as lower production write-offs. The decrease in worldwide home entertainment (home video) results reflected lower DVD sales of current year titles as compared to the prior-year quarter, which included the strong performances of Disney/Pixar’s Finding Nemo, Pirates of the Caribbean and The Lion King Platinum Release. Domestic theatrical motion picture distribution results reflected stronger performances by current-year titles, including The Incredibles and National Treasure, as compared to the prior year which included Brother Bear and Haunted Mansion. The improvement in television distribution reflected a higher number of strong performing current-quarter titles, which included Cold Mountain, Scary Movie 3 and Bad Santa.

Consumer Products

     Revenues for the quarter decreased 14% to $725 million and segment operating income decreased 3% to $231 million.

     Decreased revenues and operating income were primarily due to the absence of the holiday season profits at the Disney Store, which was sold in mid-November. Revenues and segment operating income for the other lines of business increased 10% and 11%, respectively, due to increases at Buena Vista Games and in merchandise licensing.

     Growth at Buena Vista Games reflected the recognition of contractual minimum guarantee revenue and strong Game Boy Advance sales driven by Lizzie McGuire 2, That’s so Raven, and Lilo and Stitch 2 titles. Growth in merchandise licensing reflected higher sales in all categories, in particular home and infant furnishings and fast moving consumer goods.

     In connection with the sale of the Disney Store chain in North America effective November 21, 2004, the Company recorded a loss and additional restructuring and impairment charges totaling $17 million, which were in addition to previously disclosed charges and were primarily for working capital adjustments and employee severance and retention costs.

Corporate and Unallocated Shared Expenses

     Corporate and unallocated shared expenses increased 10% to $113 million, primarily due to increases in incentive compensation accruals and restricted stock expense.

Net Interest Expense

     Net interest expense was as follows (in millions):

	Quarter Ended
	December 31,
	2004	2003
Interest expense	$(162)	$(148)
Interest and investment income	22	—

Net interest expense	$(140)	$(148)

     Interest expense increased by $14 million to $162 million reflecting an increase of $21 million due to the consolidation of Euro Disney and Hong Kong Disneyland as well higher average effective interest rates, partially offset by decreases due to lower average debt balances.

     Interest and investment income of $22 million in the current-year quarter reflects a gain on the sale of a technology start-up company, in which the Company’s venture capital subsidiary, Steamboat Ventures, had a minority interest.

Equity in the Income of Investees

     Income from equity investees, consisting primarily of A&E Television, Lifetime Television, E! Entertainment Television and international cable ventures, increased 29% to $125 million for the quarter, primarily due to increases at the international cable ventures and the absence of equity losses from Euro Disney which totaled $16 million in the prior-year quarter. Euro Disney was accounted for under the equity method in the prior year quarter and is consolidated in the current-year period. Increases at the international cable ventures were driven by certain tax and legal settlements.

Income Taxes

     The effective income tax rate was 34.4% for the quarter compared to 36.8% in the prior-year quarter. The decrease was primarily due to the favorable resolution of an income tax matter that resulted in a $24 million tax reserve release which resulted in a 2.1% reduction in the first quarter effective income tax rate.

Borrowings and Cash Flow

     Total borrowings and net borrowings are detailed below (in millions):

	Dec. 31,	Sept. 30,
	2004	2004	Change
Current portion of borrowings (1)	$3,405	$4,093	$(688)
Long-term borrowings	10,309	9,395	914

Total borrowings	13,714	13,488	226
Less: cash and cash equivalents	(2,166)	(2,042)	(124)

Net borrowings (2)	$11,548	$11,446	$102

Net borrowings (2)	$11,548	$11,446	$102
Less: net borrowings of Euro Disney and Hong Kong Disneyland	(2,833)	(2,454)	(379)

Net borrowings excluding Euro Disney and Hong Kong Disneyland (3)	$8,715	$8,992	$(277)

(1)	All of Euro Disney’s borrowings totaling $2.4 billion are classified as current liabilities in the consolidated balance sheet as they are subject to acceleration if the current restructuring plan is not finalized.

(2)	Net borrowings is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows.

(3)	Net borrowings excluding Euro Disney and Hong Kong Disneyland is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

     Net borrowings excluding Euro Disney and Hong Kong Disneyland decreased from $9.0 billion at September 30, 2004 to $8.7 billion at December 31, 2004.

     Cash provided (used) by operations and free cash flow are detailed below (in millions):

	Quarter Ended
	December 31,
	2004	2003	Change
Cash provided (used) by operations	$156	$(2)	$158
Investments in parks, resorts and other property	(347)	(208)	(139)

Free cash flow (1)	$(191)	$(210)	$19

(1)	Free cash flow is a non-GAAP financial metric. See the discussion of non-GAAP financial metrics that follows below.

     Free cash flow for the quarter reflected an increase of $158 million in cash provided by operations, partially offset by an increase of $139 million in capital expenditures. The increase in cash provided by operations was primarily due to higher earnings and decreased working capital utilization, partially offset by a decrease of $66 million due to the consolidation of Euro Disney and Hong Kong Disneyland (see Table E). Increased capital expenditures were due to the consolidation of Euro Disney and Hong Kong Disneyland which added $147 million of capital expenditures. Euro Disney and Hong Kong Disneyland had negative free cash flow of $213 million (see Table E) and free cash flow from all other operations totaled $22 million for the quarter, an increase of $232 million over the prior-year quarter of ($210 million) as detailed above.

     In connection with the sale of the Disney Store in North America, the Company received $100 million for the working capital transferred to the buyer which is reported in investing activities in the Condensed Consolidated Statement of Cash Flows.

     Investments in parks, resorts and other property by segment are as follows (in millions):

	Quarter Ended
	December 31,
	2004	2003
Media Networks	$33	$27
Parks and Resorts:
Domestic	144	133
International(1)	147	—
Studio Entertainment	8	9
Consumer Products	1	3
Corporate and unallocated shared expenditures	14	36

	$347	$208

(1)	Represents 100% of Euro Disney and Hong Kong Disneyland’s capital expenditures beginning April 1, 2004. Capital expenditures for Hong Kong Disneyland totaled $141 million. Of that amount, $114 million was funded by partner contributions and borrowings, which are reflected in financing activities in the Condensed Consolidated Statement of Cash Flows.

Reporting Period Change

     Effective with the beginning of fiscal 2005 and in connection with the completion of the Company’s implementation of new company-wide accounting systems in late fiscal 2004, the Company changed its reporting period from a calendar period end to a period end that coincides with the cut off of the Company’s accounting systems. The accounting systems cut off on the Saturday closest to the calendar quarter end. Accordingly, the first quarter of fiscal 2005 ended on January 1, 2005 whereas the first quarter of the prior-year ended on December 31, 2003. For convenience purposes, we will continue to date our financial statements as of the calendar quarter end (e.g. December 31, 2004). We estimate the impact of the incremental day was approximately a $0.01 benefit to EPS for the quarter. As a result of this change, fiscal 2005 will end on October 1, 2005 and accordingly, the full year will also include one additional day.

Non-GAAP Financial Metrics

     This earnings release presents net borrowings, net borrowings excluding Euro Disney and Hong Kong Disneyland, free cash flow and aggregate segment operating income which are important financial metrics for the Company but are not GAAP-defined metrics.

Net borrowings – The Company believes that net borrowings provide investors with useful information regarding our financial condition. Net borrowings reflect the subtraction of cash and cash equivalents from total borrowings. Since we earn interest income on our cash balances that offsets a portion of the interest expense we pay on our borrowings, net borrowings can be used as a measure to gauge net interest expense. In addition, a portion of our cash and cash equivalents is available to repay outstanding indebtedness when the indebtedness matures or when other circumstances arise. However, we may not immediately apply cash and cash equivalents to the reduction of debt, nor do we expect that we would use all of our available cash and cash equivalents to repay debt in the ordinary course of business.

Net borrowings excluding Euro Disney and Hong Kong Disneyland – The Company uses net borrowings excluding Euro Disney and Hong Kong Disneyland to evaluate direct claims on the general assets of the Company separate from the direct claims on the assets of Euro Disney and Hong Kong Disneyland. The Company believes that this information is useful to investors because it allows investors to evaluate the effects on our borrowings and cash and cash equivalents resulting from the adoption of FIN 46R.

     The following table reconciles net borrowings excluding Euro Disney and Hong Kong Disneyland to total borrowings and net borrowings at December 31, 2004 (in millions):

	Amounts
	excluding Euro	Euro Disney
	Disney and Hong	and Hong Kong
	Kong Disneyland	Disneyland	Total
Current portion of borrowings	$965	$2,440	$3,405
Long-term borrowings	9,675	634	10,309

Total borrowings	10,640	3,074	13,714
Cash and cash equivalents	(1,925)	(241)	(2,166)

Net borrowings	$8,715	$2,833	$11,548

Free cash flow — The Company uses free cash flow (cash flow from operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends.

Aggregate segment operating income — The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

     These measures should be used in conjunction with GAAP financial measures and are not presented as alternative measures of borrowings, cash flow or net income as determined in accordance with GAAP. Net borrowings, net borrowings excluding Euro Disney and Hong Kong Disneyland, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.

FORWARD-LOOKING STATEMENTS

     Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives and information technology improvements, as well as from developments beyond the Company’s control, including international, political, health concern, weather related and military developments that may affect travel and leisure businesses generally and changes in domestic and global economic conditions that may, among other things, affect the performance of the Company’s theatrical and home entertainment releases, the advertising market for broadcast and cable television programming, expenses of providing medical and pension benefits and demand for consumer products. Changes in domestic competitive conditions and technological developments may also affect performance of all significant company businesses.

     Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 under the heading “Factors that may affect forward-looking statements.”

The Walt Disney Company
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Quarter Ended
	December 31,
	2004	2003
Revenues	$8,666	$8,549
Costs and expenses	(7,492)	(7,384)
Restructuring and impairment charges	(17)	—
Net interest expense	(140)	(148)
Equity in the income of investees	125	97

Income before income taxes and minority interests	1,142	1,114
Income taxes	(393)	(410)
Minority interests	(26)	(16)

Net income	$723	$688

Earnings per share:
Diluted (1)	$0.35	$0.33

Basic	$0.35	$0.34

Average number of common and common equivalent shares outstanding:
Diluted	2,107	2,099

Basic	2,042	2,045

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million and $5 million for the quarters ended December 31, 2004 and December 31, 2003, respectively.

The Walt Disney Company
SEGMENT RESULTS
(unaudited, in millions)

	Quarter Ended
	December 31,
	2004	2003	Change
Revenues:
Media Networks	$3,461	$3,114	11%
Parks and Resorts	2,118	1,631	30%
Studio Entertainment	2,362	2,964	(20)%
Consumer Products	725	840	(14)%

	$8,666	$8,549	1%

Segment operating income:
Media Networks	$467	$344	36%
Parks and Resorts	258	232	11%
Studio Entertainment	333	458	(27)%
Consumer Products	231	237	(3)%

	$1,289	$1,271	1%

The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes and minority interests is as follows:

	Quarter Ended
	December 31,
	2004	2003
Segment operating income	$1,289	$1,271
Corporate and unallocated shared expenses	(113)	(103)
Amortization of intangible assets	(2)	(3)
Restructuring and impairment charges	(17)	—
Net interest expense	(140)	(148)
Equity in the income of investees	125	97

Income before income taxes and minority interests	$1,142	$1,114

Depreciation expense is as follows:

	Quarter Ended
	December 31,
	2004	2003
Media Networks	$43	$42
Parks and Resorts
Domestic	186	177
International(1)	50	—
Studio Entertainment	5	4
Consumer Products	6	13

Segment depreciation expense	290	236
Corporate	34	37

Total depreciation expense	$324	$273

Segment depreciation expense is included in segment operating income and corporate depreciation expense is included in corporate and unallocated shared expenses.

(1)	Represents 100% of Euro Disney and Hong Kong Disneyland’s depreciation expense which were consolidated beginning April 1, 2004, the start of the Company’s third quarter of fiscal 2004.

The Walt Disney Company
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	December 31, 2004	September 30, 2004
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,166	$2,042
Receivables	5,334	4,558
Inventories	658	775
Television costs	689	484
Deferred income taxes	778	772
Other current assets	753	738

Total current assets	10,378	9,369
Film and television costs	6,089	5,938
Investments	1,348	1,292
Parks, resorts and other property, at cost
Attractions, buildings and equipment	25,767	25,168
Accumulated depreciation	(12,148)	(11,665)

	13,619	13,503
Projects in progress	2,066	1,852
Land	1,142	1,127

	16,827	16,482
Intangible assets, net	2,805	2,815
Goodwill	16,966	16,966
Other assets	1,036	1,040

	$55,449	$53,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,259	$5,623
Current portion of borrowings	3,405	4,093
Unearned royalties and other advances	1,600	1,343

Total current liabilities	11,264	11,059
Borrowings	10,309	9,395
Deferred income taxes	2,881	2,950
Other long-term liabilities	3,750	3,619
Minority interests	909	798
Commitments and contingencies
Shareholders’ equity
Preferred stock, $.01 par value
Authorized – 100 million shares, Issued – none	—	—
Common stock
Common stock – Disney, $.01 par value
Authorized – 3.6 billion shares, Issued – 2.1 billion shares	12,559	12,447
Common stock – Internet Group, $.01 par value
Authorized – 1.0 billion shares, Issued – none	—	—
Retained earnings	15,965	15,732
Accumulated other comprehensive loss	(315)	(236)

	28,209	27,943
Treasury stock, at cost, 102.0 million shares at December 31, 2004 and 101.6 million shares at September 30, 2004	(1,873)	(1,862)

	26,336	26,081

	$55,449	$53,902

The Walt Disney Company
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Quarter Ended
	December 31,
	2004	2003
OPERATING ACTIVITIES
Net income	$723	$688

Depreciation	324	273
Deferred income taxes	10	76
Equity in the income of investees	(125)	(97)
Cash distributions received from equity investees	63	56
Minority interests	26	16
Film and television cost amortization	770	807
Film and television cost spending	(678)	(635)
Changes in noncurrent assets and liabilities, and other	178	201

	568	697

Changes in working capital	(1,135)	(1,387)

Cash provided (used) by operations	156	(2)

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(347)	(208)
Working capital proceeds from the Disney Store North America sale	100	—
Other	8	45

Cash used by investing activities	(239)	(163)

FINANCING ACTIVITIES
Borrowings	88	—
Reduction of borrowings	(832)	(1,073)
Commercial paper borrowings, net	847	1,086
Repurchases of common stock	(11)	—
Minority partner contributions	36	—
Exercise of stock options and other	79	31

Cash provided by financing activities	207	44

Increase (decrease) in cash and cash equivalents	124	(121)
Cash and cash equivalents, beginning of period	2,042	1,583

Cash and cash equivalents, end of period	$2,166	$1,462

Table A

MEDIA NETWORKS
(unaudited, in millions)

Quarter Ended December 31,	2004	2003	Change
Revenues:
Cable Networks	$1,807	$1,560	16%
Broadcasting	1,654	1,554	6%

	$3,461	$3,114	11%

Segment operating income:
Cable Networks	$327	$196	67%
Broadcasting	140	148	(5)%

	$467	$344	36%

Depreciation expense:
Cable Networks	$17	$17	NM
Broadcasting	26	25	4%

	$43	$42	2%

Table B

     The following table reflects pro forma net income and earnings per share had the Company elected to record stock option expense based on the fair value approach methodology:

	Quarter Ended
	December 31,
(unaudited, in millions, except per share data)	2004	2003
Net income:
As reported	$723	$688
Pro forma after option expense	676	631
Diluted earnings per share:
As reported	0.35	0.33
Pro forma after option expense	0.32	0.30

     These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The pro forma amounts assume that the Company had been following the fair value approach since the beginning of fiscal 1996.

     Fully diluted shares outstanding and diluted earnings per share include the effect of in-the-money stock options calculated based on the average share price for the period and assumes conversion of the Company’s convertible senior notes. The dilution from employee options increases as the Company’s share price increases, as shown below:

			Percentage of
Average	Total	Incremental	Average	Hypothetical
Disney	In-the-Money	Diluted	Shares	Q1 2005
Share Price	Options	Shares (1)	Outstanding	EPS Impact (3)
$26.30	135 mil	—(2)	—	$0.000
30.00	155 mil	10 mil	0.47%	(0.002)
40.00	215 mil	35 mil	1.66%	(0.006)
50.00	223 mil	53 mil	2.52%	(0.008)

(1)	Represents the incremental impact on fully diluted shares outstanding assuming the average share prices indicated, using the treasury stock method. Under the treasury stock method, the proceeds that would be received from the exercise of all in-the-money options are assumed to be used to repurchase shares.

(2)	Fully diluted shares outstanding for the quarter ended December 31, 2004 total 2,107 million and include the dilutive impact of in-the-money options at the average share price for the period of $26.30 and assumes conversion of the convertible senior notes. At the average share price of $26.30, the dilutive impact of in-the-money options was 20 million shares for the quarter.

(3)	Based upon Q1 2005 earnings of $723 million or $0.35 diluted earnings per share.

Table C

The Walt Disney Company
CONDENSED CONSOLIDATING INCOME STATEMENT WORKSHEET
(unaudited, in millions)

     The Company adopted FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46R) in December 2003, and as a result, began consolidating the balance sheets of Euro Disney and Hong Kong Disneyland on March 31, 2004. The Company began consolidating the income and cash flow statements of Euro Disney and Hong Kong Disneyland beginning April 1, 2004. Under FIN 46R transition rules, the operating results and cash flows of Euro Disney and Hong Kong Disneyland continued to be accounted for on the equity method for the first six-months of fiscal 2004. This table C as well as tables D, E and F that follow, provide supplemental information on the impact of consolidating Euro Disney and Hong Kong Disneyland.

     The following supplemental worksheet presents the condensed consolidating income statement of the Company for the quarter ended December 31, 2004, reflecting the impact of consolidating the income statements of Euro Disney and Hong Kong Disneyland.

	Before Euro Disney
	and Hong Kong	Euro Disney, Hong
	Disneyland	Kong Disneyland and
Quarter Ended December 31, 2004	Consolidation	Adjustments	Total
Revenues	$8,297	$369	$8,666
Cost and expenses	(7,117)	(375)	(7,492)
Restructuring and impairment charges	(17)	—	(17)
Net interest expense	(120)	(20)	(140)
Equity in the income of investees	104	21	125

Income before income taxes and minority interests	1,147	(5)	1,142
Income taxes	(394)	1	(393)
Minority interests	(30)	4	(26)

Net income	$723	$—	$723

Table D

The Walt Disney Company
CONDENSED CONSOLIDATING BALANCE SHEET WORKSHEET
(unaudited, in millions)

     This supplemental worksheet presents the condensed consolidating balance sheet of the Company, reflecting the impact of consolidating the balance sheets of Euro Disney and Hong Kong Disneyland as of December 31, 2004.

	Before Euro Disney
	and Hong Kong	Euro Disney, Hong
	Disneyland	Kong Disneyland and
	Consolidation	Adjustments	Total
Cash and cash equivalents	$1,925	$241	$2,166
Other current assets	7,965	247	8,212

Total current assets	9,890	488	10,378
Investments	2,114	(766)	1,348
Fixed assets	12,442	4,385	16,827
Intangible assets	2,805	—	2,805
Goodwill	16,966	—	16,966
Other assets	6,991	134	7,125

Total assets	$51,208	$4,241	$55,449

Current portion of borrowings (1)	$965	$2,440	$3,405
Other current liabilities	7,288	571	7,859

Total current liabilities	8,253	3,011	11,264
Borrowings	9,675	634	10,309
Deferred income taxes	2,881	—	2,881
Other long term liabilities	3,548	202	3,750
Minority interests	515	394	909
Shareholders’ equity	26,336	—	26,336

Total liabilities and shareholders’ equity	$51,208	$4,241	$55,449

(1)	All of Euro Disney’s borrowings are classified as current as they are subject to acceleration if the current restructuring plan is not completed.

Table E

The Walt Disney Company
CONDENSED CONSOLIDATING CASH FLOW STATEMENT WORKSHEET
(unaudited, in millions)

     The following supplemental worksheet presents the condensed consolidating cash flow statement of the Company for the quarter ended December 31, 2004, reflecting the impact of consolidating the cash flow statements of Euro Disney and Hong Kong Disneyland.

	Before Euro	Euro Disney,
	Disney and	Hong Kong
	Hong Kong Disneyland	Disneyland and
	Consolidation	Adjustments	Total
Cash provided (used) by operations	$222	$(66)	$156
Investments in parks, resorts and other property	(200)	(147)	(347)

Free cash flow	22	(213)	(191)
Other investing activities	81	27	108
Cash provided by financing activities	92	115	207

Increase (decrease) in cash and cash equivalents	195	(71)	124
Cash and cash equivalents, beginning of period	1,730	312	2,042

Cash and cash equivalents, end of period	$1,925	$241	$2,166

Table F

The Walt Disney Company
QUARTERLY CONDENSED CONSOLIDATED INCOME STATEMENT WORKSHEET
Fiscal Year 2004
(unaudited, in millions, except per share data)

     This supplemental worksheet presents quarterly and year-to-date operating results for fiscal 2004 as if the Company had consolidated the income statements of Euro Disney and Hong Kong Disneyland commencing at the beginning of the fiscal year.

	Three	Three	Three	Three
	Months	Months	Months	Months	Year
	Ended	Ended	Ended	Ended	Ended
	Dec 31,	Mar 31,	June 30,	Sept 30,	Sept 30,
	2003	2004	2004	2004	2004
Revenues:
Media Networks	$3,114	$2,846	$2,931	$2,887	$11,778
Parks and Resorts	1,944	1,940	2,288	2,162	8,334
Studio Entertainment	2,964	2,162	1,711	1,876	8,713
Consumer Products	840	512	541	618	2,511

	$8,862	$7,460	$7,471	$7,543	$31,336

Segment operating income:
Media Networks	$344	$704	$673	$448	$2,169
Parks and Resorts	238	139	421	282	1,080
Studio Entertainment	458	153	28	23	662
Consumer Products	237	75	76	146	534

	1,277	1,071	1,198	899	4,445
Corporate and unallocated shared expenses	(103)	(82)	(99)	(144)	(428)
Amortization of intangible assets	(3)	(2)	(3)	(4)	(12)
Restructuring and impairment charges	—	(3)	(56)	(5)	(64)
Net interest expense	(181)	(183)	(151)	(171)	(686)
Equity in the income of investees	113	124	126	72	435

Income before income taxes and minority interests	1,103	925	1,015	647	3,690
Income taxes	(410)	(357)	(365)	(65)	(1,197)
Minority interests	(5)	(31)	(46)	(66)	(148)

Net income	$688	$537	$604	$516	$2,345

Earnings per share:
Diluted (1)	$0.33	$0.26	$0.29	$0.25	$1.12

Basic	$0.34	$0.26	$0.29	$0.25	$1.14

(1)	The calculation of diluted earnings per share assumes the conversion of the Company’s convertible senior notes issued in April 2003, and adds back interest expense (net of tax) of $5 million, $5 million, $5 million, $6 million and $21 million for the first quarter, second quarter, third quarter, fourth quarter and the year, respectively.